Exhibit 10.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE BORROWER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE BORROWER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

AMENDED AND RESTATED

CONVERTIBLE PROMISSORY NOTE

$2,303,313.00	Date: November 20, 2018

Atlanta, Georgia

THIS AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE (this “Note”) is made as of November 20, 2018, by and between Allure Global Solutions, Inc., a Georgia corporation (the “Borrower”), having its principal place of business at c/o Creative Realities, Inc., 13100 Magisterial Drive, Suite 100, Louisville, KY 40223, and Christie Digital Systems, Inc. (the “Lender”).

WHEREAS, the Borrower and Lender (as successor to Christie Digital Systems USA, Inc.) previously entered into that Demand Promissory Note dated as of September 27, 2016 (the “Original Note”), pursuant to the terms of the Loan Agreement (as such term is defined in the Purchase Agreement).

WHEREAS, on September 20, 2018, the Borrower, the Lender and Creative Realities, Inc. (“Buyer”) entered into that certain Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which Buyer acquired all of the outstanding common stock of the Borrower from the Lender, and which contemplated the amendment and restatement of the Original Note and the termination of the Loan Agreement and the Original Note at the Effective Time (as defined in the Purchase Agreement). Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement.

WHEREAS, the Borrower and Lender desire to amend and restate the Original Note in its entirety.

WHEREAS, the Borrower, Lender and Buyer are entering into that certain letter agreement dated the date hereof (the “Letter Agreement”), pursuant to which, among other things, (i) the principal amount of this Note has been determined based upon an estimate of the “Estimated Intercompany Payables,” which amount is subject to verification pursuant to the terms of the Letter Agreement, and (ii) the Borrower is promising to pay to Lender up to $666,139 upon receipt by the Company of such amount from Jacobs Zate (the “Jacobs Zate Receivable”).

WHEREAS, concurrently with the execution of this Note, the Borrower, Buyer and Lender will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with the amendment and restatement of the Original Note.

NOW THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby covenant and agree that all of the terms, provisions, and obligations contained in the Original Note are hereby amended, restated, and superseded as set forth below.

FOR VALUE RECEIVED, Borrower promises to pay to Lender or its permitted assigns, at 10550 Camden Drive, Cypress, CA 90630, or such other place as the holder of this Note may designate from time to time, the principal sum of Two Million Three Hundred Three Thousand Three Hundred Thirteen Dollars ($2,303,313), together with interest from the date of this Note on the unpaid principal balance (as set forth in Section 1.2 below), upon the terms and conditions specified below.

1  Payment.

1.1  Maturity. Subject to the provisions of Section 1.3 and Section 2 hereof relating to the conversion of this Note, the outstanding principal balance of this Note, together with interest accrued and unpaid to date (pursuant to Section 1.2 hereof), shall be immediately due and payable without further action on the part of the Lender on the earliest of (a) the Maturity Date, (b) that time immediately prior the occurrence of an Acquisition Event and (c) that date upon which the repayment of this Note is accelerated upon an Event of Default pursuant to Section 4 hereof.

1.2  Interest. This Note shall accrue simple interest, from the date hereof until such principal is paid or converted as provided in Section 2 on any unpaid principal balance at the rate of three and one-half percent (3.5%) per annum. Such interest shall be payable quarterly in arrears (each a “Quarterly Interest Payment”) with the first payment due on December 31, 2018, which shall be comprised of all accrued but unpaid interest to, but excluding, such date, with payments of accrued interest continuing quarterly thereafter (i.e., March 31, June 30 and December 31). Interest shall be calculated on the basis of actual number of days elapsed. Notwithstanding any provision in this Note, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under applicable law shall be deemed to be the laws relating to permissible rates of interest on commercial loans). If any interest payment due hereunder is determined to be in excess of the legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and shall be applied against principal. Upon the conversion of this Note pursuant to the provisions of Section 2 below, all accrued but unpaid interest shall be converted into shares of Conversion Stock.

1.3  Jacobs Zate Receivable. Borrower promises to pay to Lender any and all payments of the Jacobs Zate Receivable within three (3) business days of receipt of such payments by Borrower, and such payments shall be credited against the outstanding principal amount of the Note.

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1.4  Allocation of Payments. All payments shall be credited first to interest, fees, costs and expenses then due and the remainder to the principal amount of the Obligations.

1.5  Prepayment of the Note. The Borrower may at any time and from time to time prepay all or any portion of the principal amount of this Note upon ten (10) days prior written notice to the Lender.

1.6  Acquisition Event. The Borrower shall provide the Lender with at least fifteen (15) days prior written notice of an Acquisition Event.

1.7  Method of Payment or Repayment. All payments hereunder shall be paid by Borrower to Lender at Lender’s address as set forth above or to an account designated by Lender. All payments shall be made in a form of payment reasonably acceptable to Lender, and in such money of the United States as shall be at such time legal tender for the payment of public and private debts. If the payments to be made hereunder fall due on a day which is a Saturday, Sunday, or legal holiday under the laws of the State of California, any such payment shall be made on the next succeeding day which is not a Saturday, Sunday, or legal holiday under the laws of the State of California.

2  Conversion.

2.1  Optional Conversion at Any Time. At any time on or after the one hundred and eightieth (180th) day after the date hereof while this Note is outstanding, at the option of the Lender in its sole discretion, the entire outstanding principal balance of this Note, together with all accrued but unpaid interest thereunder, shall be converted, in whole and not in part, into shares of Conversion Stock (with the number of shares of Conversion Stock issuable upon such conversion of this Note determined in accordance with Section 2.3 below and to be subject to the terms of the Registration Rights Agreement).

2.2  Intentionally Omitted.

2.3  Number of Shares. The number of shares of Conversion Stock to be issued to Lender upon conversion under this Section 2 shall equal the quotient (rounded down to the nearest whole share) of: (x) the Conversion Amount, divided by (y) the Conversion Price. In lieu of any fractional shares to which the holder of the Note would otherwise be entitled, the Borrower shall pay the Lender cash equal to such fraction multiplied by the Conversion Price.

2.4  Delivery of Note and Share Certificates. Upon conversion under this Section 2, this Note will, for all purposes, be deemed to be converted into shares of Conversion Stock, at which time this Note shall for all purposes be deemed cancelled and all Obligations shall be deemed paid in full. Upon conversion of this Note and delivery and surrender of this Note to the Borrower duly endorsed and marked cancelled and paid, the Borrower shall issue and deliver to the Lender a certificate or certificates for the number of full shares of Conversion Stock to which Lender is entitled, containing such legends regarding restrictions on transfer and otherwise as Buyer deems necessary under Requirements of Laws or as is required under the Registration Rights Agreement or hereunder to enforce the provisions of this Note (including a legend stating that the Conversion Shares are subject to offset in accordance with Section 13 of this Note), and a check or cash with respect to any fractional interest in a share of Conversion Stock. The Borrower covenants that all shares of Conversion Stock issued upon conversion will, upon issuance, be fully paid and non-assessable and free from all liens and adverse claims caused or created by the Borrower with respect to the issue thereof.

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2.5  Conversion and Escrowed Funds. The Lender and the Buyer have agreed to treat the amounts owing under this Note as a potential source of recovery by Buyer or Buyer Group Members for Lender’s indemnity obligations under and pursuant to the Purchase Agreement. Accordingly, and notwithstanding anything else to the contrary in this Section 2 or otherwise in this Note, if any amounts owing under this Note are converted under Section 2.1, Lender may not sell the Conversion Stock it receives upon such conversion until the date that is eighteen (18) months following the Closing Date unless the first Nine Hundred Thousand Dollars ($900,000) of any proceeds of any such sale or sales (the “Escrowed Funds”) shall be deposited in an escrow account with SunTrust Bank, a national banking association organized under the law of the United States of America, or such other agent agreed to by Buyer and Lender, to be held in escrow pursuant to the terms of the escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). The Escrowed Funds will be held in escrow pursuant to the Escrow Agreement until the date that is eighteen (18) months following the Closing Date; provided, however, that if there remain outstanding any indemnity claims of Buyer under the Purchase Agreement as of such 18-month anniversary date, the amount of Escrowed Funds equal to the amount(s) in controversy with respect to such indemnity claims shall continue thereafter to be held pursuant to the Escrow Agreement until the final resolution of such claims shall have been obtained in accordance with the provisions of the Purchase Agreement, and any amounts determined upon the resolution of any indemnity claims shall be released from the Escrowed Funds pursuant to the terms of the Escrow Agreement.

2.6  Securities Law Matters. The conversion of amounts under this Note shall at all times be subject to the obligation of the Buyer to comply with applicable securities laws. Accordingly, and to facilitate and document such compliance, the Lender agrees to complete, execute and return to the Buyer a standard representation letter and other documentation that the Buyer may reasonably request in connection with the issuance of Conversion Stock hereunder in a manner exempt from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

3  Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, diligence in collection and notices of intention to accelerate maturity, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

4  Event of Default. The Borrower shall provide written notice to the Lender of the occurrence of an Event of Default pursuant to Section 4.2, 4.3 or 4.4 within one (1) day of such occurrence, specifying the nature and period of existence of such Event of Default and, if applicable, the action that the Borrower has taken or proposes to take in response thereto (if any). If there shall be any Event of Default hereunder, at the option and upon the declaration of the Lender and upon written notice to the Borrower (which election and notice shall not be required in the case of an Event of Default under Section 4.2, 4.3 or 4.4), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

4.1  The Borrower fails to pay any Quarterly Interest Payment or any payment of the Jacobs Zate Receivable under Section 1.3 within ten (10) days of the applicable payment date;

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4.2  An Acquisition Event occurs for which the Lender was not provided proper notice pursuant to Section 1.6;

4.3  The Borrower or Buyer or any of their respective subsidiaries files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

4.4  The Buyer, either voluntarily or involuntarily, undergoes (a) delisting of its securities from a national securities exchange such that its common stock is no longer publicly traded, or (b) deregistration of its securities from the reporting requirements of the U.S. Securities and Exchange Commission; or

4.5  An involuntary petition is filed against the Borrower or Buyer or any of their respective subsidiaries (unless such petition is dismissed or discharged within ninety (90) days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower or any of its subsidiaries.

5  Definitions. As used herein, the following terms shall have the following meanings:

5.1  “Acquisition Event” means: (a) the closing of a merger of the Borrower or any of its subsidiaries with or into another entity, or any other acquisition of stock of the Borrower, in respect of which Buyer owns (including indirectly, in the case of a merger of a subsidiary of the Borrower) less than fifty percent (50%) of the voting power of the successor entity (or, in the case of an acquisition of stock of the Borrower, the Buyer owns less than 50% of the voting power of the Borrower immediately after such transaction), (b) the closing of a merger of Buyer or any of its subsidiaries with or into another entity, or other acquisition of stock of the Buyer, in respect of which the stockholders of Buyer immediately prior to such merger own (including indirectly, in the case of a merger of a subsidiary of the Buyer) less than fifty percent (50%) of the voting power of the successor entity (or, in the case of an acquisition of stock of the Buyer, the stockholders of Buyer immediately to such acquisition own less than 50% of the voting power of Buyer immediately after such transaction); or (c) a sale, lease or other exclusive disposition or exclusive transfer by the Borrower or Buyer of all or substantially all of their respective assets. Notwithstanding the foregoing, no merger of a subsidiary of Buyer or Borrower effected solely by Buyer or Borrower as part of a corporate reorganization shall be considered an “Acquisition Event” hereunder.

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5.2  “Conversion Amount” means, as of any date of determination, the sum of (a) all principal under this Note then outstanding plus (b) all accrued but unpaid interest under this Note as of such date.

5.3  “Conversion Price” means $8.40 (as equitably adjusted for any stock dividends, combinations, splits, recapitalizations and the like affecting the Conversion Stock after the date hereof).

5.4  “Conversion Stock” means Buyer’s common stock, $0.01 par value per share, or any security issued in exchange therefore or consideration thereof as part of any acquisition, recapitalization or reorganization.

5.5  “Indemnity Amount” means the original principal amount of this Note ($900,000) in the aggregate.

5.6  “Maturity Date” shall mean February [20], 2020

5.7  “Obligations” means all principal, interest, expenses and other amounts owed to the Lender by the Borrower pursuant to this Note, whether absolute or contingent, due or to become due, now existing or hereafter arising.

6  Amendment Provisions. This Note and the provisions, rights and obligations hereof, may be amended, waived or modified only upon the written consent of the Borrower and the Lender.

7  Transfer. This Note may not be transferred by Borrower or Lender.

8  Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between the Borrower and Lender.

9  Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, the Borrower and Lender and their respective successors and assigns.

10  Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address as set forth above and to Lender at the address set forth on the signature page hereof or at such other address or electronic mail address as the Borrower or Lender may designate by ten (10) days advance written notice to the other party hereto.

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11  No Rights as Stockholder. This Note, as such, shall not entitle Lender to any rights as a stockholder of the Buyer (unless and until converted into Conversion Stock pursuant Section 2).

12  Headings and Governing Law. The descriptive headings in this Note are inserted for convenience only and do not constitute a part of this Note. The validity, meaning and effect of this Note shall be determined in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Section 11.8 of the Purchase Agreement shall apply mutatis mutandis with respect to this Agreement.

13. Offset. Amounts owing under this Note, up to the Indemnity Amount, together with unsold Conversion Stock (having a value up to the Indemnity Amount) shall be subject to offset by the Buyer and Buyer Group Members in satisfaction of indemnity claims of the Buyer or Buyer Group Members arising under the Purchase Agreement; provided, however, if and to the extent there is a conversion pursuant to which there are Escrowed Funds pursuant to Section 2.5, the foregoing right of offset will be reduced by the amount of any such Escrowed Funds. In the event that a dispute arises between the Buyer (or Buyer Group Members) and the Lender regarding any indemnity claim made by the Buyer (or Buyer Group Members), such dispute shall be resolved in the manner provided in the Purchase Agreement prior to effecting any offset of amounts owing under this Note.

14. Equitable Relief. In light of the intents and purposes of this Note, the fact that the obligations under this Note may serve as a source of recovery for matters that are indemnified under the Purchase Agreement, and the fact that it would be difficult to ascertain the measure of damages for any breach of those provisions of this Note designed to facilitate such recovery, the Lender agrees that Borrower and Buyer shall be entitled to equitable relief, specifically including preliminary or temporary injunctions and specific performance, to enforce the provisions of Section 2.5 and Section 13, without the need to prove irreparable harm and, to the extent permitted by applicable law, without the need to post bond for security.

15. Amendment to Note. The Borrower and Lender shall amend the terms of this Note as required by the terms of the Letter Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Convertible Promissory Note to be duly executed and delivered as of the date first above written.

THE BORROWER:

ALLURE GLOBAL SOLUTIONS, INC.

By:	/s/ Will Logan
Name:	Will Logan
Title:	Chief Financial Officer

Address:      c/o Creative Realities, Inc.

13100 Magisterial Drive, Suite 100

Louisville, KY 40223

ACKNOWLEDGED BY LENDER:

CHRISTIE DIGITAL SYSTEMS, INC.

By:	/s John M. Kline
Name:	John M. Kline
Title:	Vice President

Address:      10550 Camden Drive

Cypress, CA 90630